Exhibit 99.1

Lithia Motors Acquires Creveling Dodge in Corpus Christi, Texas

Lithia Now has Fourteen Stores in Texas

MEDFORD, Ore.--(BUSINESS WIRE)--Dec. 7, 2005--Lithia Motors, Inc. (NYSE:LAD) the country's eighth-largest automotive dealership group, today announced that it has acquired Creveling Dodge in Corpus Christi, Texas. The store has annualized revenues of approximately $60 million. This is Lithia's first dealership in the Corpus Christi market. Lithia's other stores in Texas include 4 stores in Odessa, 3 stores in San Angelo, 3 stores in Midland, 2 stores in Abilene and 1 store in Grapevine.

The dealership will begin operations today as Lithia Dodge of Corpus Christi. Lithia now generates approximately $510 million in annualized revenues in the state of Texas.

Lithia's Chairman and CEO, Sid DeBoer, commented, "We continue to pursue opportunities for growth in Texas, as the state is populated with the type of regional markets where Lithia has been successful in the past. Our first Texas acquisition was in San Angelo back in January of 2002. Lithia Dodge of Corpus Christi represents our fourteenth store in Texas and our fourth acquisition in the state this year. Texas now accounts for approximately 16% of the annualized revenues for Lithia."

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 93 stores and 184 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations